UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

DARDEN RESTAURANTS, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD LEADERS DELTA LLC
STARBOARD LEADERS FUND LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
STARBOARD VALUE A LP
STARBOARD VALUE A GP LLC
STARBOARD VALUE R LP
STARBOARD VALUE R GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
BRADLEY D. BLUM
CHARLES M. SONSTEBY
ROBERT MOCK
CRAIG S. MILLER
BETSY S. ATKINS
MARGARET SHÂN ATKINS
JEAN M. BIRCH
JAMES P. FOGARTY
CYNTHIA T. JAMISON
WILLIAM H. LENEHAN
LIONEL L. NOWELL, III
ALAN N. STILLMAN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Starboard Value LP, together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2014 annual meeting of shareholders of Darden Restaurants, Inc., a Florida corporation.

Item 1: On September 12, 2014, Starboard Value LP issued the following press release:

STARBOARD RELEASES DETAILED TRANSFORMATION PLAN FOR DARDEN RESTAURANTS

Comprehensive Plan Includes:
 Company-Wide Operational Improvements Designed to Generate More Than $300 Million in EBITDA Improvements;
a Turnaround Plan for Olive Garden;
 a Value Enhancing Strategy for Darden’s Real Estate Assets;
 a Separation of Concepts into the Most Logical Groupings; and
a New Franchising Program

Believes Transformation Plan Can Unlock $19-$38 per Share in Value, without Even Taking into Account Significant Additional Value that Can Be Unlocked through its Olive Garden Turnaround and Expanded Franchising Initiatives

Transformation Plan Designed to Unlock Significant Value for Shareholders while Maintaining the Current Dividend and Safeguarding the Investment Grade Rating

Only Way to Ensure Transformation Plan is Enacted is By Electing Starboard’s World-Class Slate of Director Candidates Who Bring Decades of Restaurant Experience, a Proven Ability to Execute, Financial Acumen, and a Commitment to Respect and Represent the Best Interests of All Shareholders

Urges Shareholders to Reject Darden’s Reactive, Massively Flawed, and Hastily-Constructed Slate of Suboptimal Candidates that Includes Four Members of an Incumbent Board that Has Overseen Dramatic Value Destruction, Appalling Governance Practices, and a Blatant Disregard for Shareholders’ Best Interests

Urges Shareholders to Vote the WHITE Proxy Card Today to Elect the Best and Most Qualified Slate of Nominees Who are Fully Committed to Restoring Darden’s Core Values for the Benefit of All Stakeholders

NEW YORK, NY – September 12, 2014 – Starboard Value LP (together with its affiliates, “Starboard“), one of the largest shareholders of Darden Restaurants, Inc. (“Darden” or the “Company”)(NYSE:DRI), with beneficial ownership of approximately 8.8% of the outstanding common stock of the Company, today published its detailed Transformation Plan for Darden and urged shareholders to vote for Starboard’s full slate of twelve highly qualified director candidates for election to the Company’s Board of Directors (the “Board”) at the upcoming 2014 Annual Meeting of Shareholders (the “Annual Meeting”).

The full presentation, Transforming Darden Restaurants, can be found at http://tinyurl.com/TransformingDarden.

Below are some highlights from Starboard’s Transformation Plan:

Transformation Plan

Starboard’s Transformation Plan includes:

•	comprehensive, company-wide operational improvements (slides 90-158);

•	a turnaround plan for Olive Garden (slides 159-216);

•	a value enhancing strategy for Darden’s real estate assets (slides 217-229);

•	a separation of Darden’s restaurant concepts into the most logical groupings (slides 230-236); and

•	a franchising program designed to accelerate growth and improve returns on capital (slide 237-258).

Starboard has identified specific opportunities to increase annual EBITDA by $215-$326 million and believes that these quantifiable EBITDA improvements alone will create approximately $15-26 per share in value (slides 9, 91, 156).

      Note: EBITDA improvement estimates exclude Red Lobster and only contain the go forward business
      (1) Assumes 8.5x – 9.5x multiple, and ~120 million shares outstanding, pro forma for Darden’s announced share repurchase program.

As shown below, Starboard believes that these improvements, together with a separation of Darden’s brands and real estate, can increase Darden’s stock price to $67-86 per share, even before implementing the Olive Garden turnaround plan or franchising initiatives (slides 8, 12).

Further, Starboard demonstrates how, after implementing the Olive Garden turnaround plan, Darden could be worth more than $100 per share (pro forma value on slide 13; Olive Garden turnaround plan on slides 159-216).

In addition, Starboard believes that an international franchising effort could add more than $5 per share in value over time, which is not included in Starboard’s valuation range (slide 246), and that a domestic franchising strategy could also create substantial value (slides 248-258).

Starboard has reiterated its commitment to strengthening Darden’s dividend and investment grade rating, and details how the implementation of the Transformation Plan can improve the stability of both (slides 271-284).

Starboard demonstrates how many of the changes that it is recommending have been successfully implemented by other casual dining companies, including by Olive Garden in the 1990s, and includes detailed case studies on Olive Garden’s first turnaround (beginning on slide 179) and Brinker International’s value creation story (beginning on slide 76).

Starboard has also included a 100-Day Plan that outlines the steps that the Board will need to take in the first 100 days following the Annual Meeting in order to begin implementing the Transformation Plan (slides 259-269).

Starboard Has Assembled a World-Class Slate of Director Candidates Who Bring Decades of Restaurant Experience, a Proven Ability to Execute, Financial Acumen, and a Commitment to Respect and Represent the Best Interests of All Shareholders

In the presentation, Starboard details the qualifications of its carefully selected, cohesive group of director nominees with unique and complementary skill sets and perspectives directly relevant to Darden’s business and current challenges (slide 15), including:

(i)
Experienced restaurant operators with expertise in Darden’s major business lines, including the former President of Olive Garden, who served during its most successful period, and the former CFO of Brinker International, who helped to develop the turnaround plan that drove 400% outperformance versus Darden.

(ii)	Experts in real estate, finance, turnarounds, and supply chain.

(iii)	Effective stewards of public company governance with a proven record of recruiting transformational CEOs and initiating shareholder-friendly compensation programs.

Starboard believes that it is critical that the transformation plan be implemented and overseen by the most qualified and most objective Board possible.  While Darden’s new proposed slate may provide the appearance of change, Starboard does not believe that Darden’s proposed slate is qualified to oversee Darden’s long-overdue transformation, and that electing Darden’s slate is not in the best interest of Darden shareholders.

Starboard’s goal is to dramatically improve Darden for the benefit of its customers, employees and shareholders.  Starboard believes that new leadership is absolutely required to dramatically improve Darden.

Darden’s Current Board Has Failed its Shareholders For Many Years and Has Now Proposed a Board that Is Suboptimal and Not in the Best Interest of Shareholders

For far too long, the current Board has been at the forefront of massive value destruction, terrible strategic decisions, unacceptable corporate governance, and poor compensation practices (slides 50-54).

•	300% underperformance over 5 years, and that was before the Red Lobster debacle (slide 25).
•	ISS has given Darden a governance Quickscore of 10, indicating the highest possible governance risk.
•	Long history of silencing critics and trying to avoid an active dialogue on key issues.
•
Sanctioned one of the most egregious examples of poor corporate governance Starboard has ever witnessed by ignoring the Special Meeting request of its shareholders and committing to sell Red Lobster without requiring a shareholder vote.

•	Since the Red Lobster Sale, Darden has further underperformed peers by 15%, or approximately $1 billion in Darden’s market value relative to peers.1

Now, this same Board that has blatantly disregarded shareholder interests and destroyed substantial shareholder value is asking shareholders to vote for its suboptimal proposed slate of nominees that is composed of 4 incumbent directors and 4 last-minute, hand-picked nominees who Starboard believes lack relevant qualifications and have questionable track records.

1Calculated as the decline in Darden’s market cap compared to its Proxy Group during the two month period between the announcement of the Red Lobster Sale and the announcement of CEO Clarence Otis’ retirement. While other general factors could impact stock price performance, we believe this underperformance is directly attributable to the Red Lobster Sale and the market’s lack of confidence in Darden’s current leadership.

•	Starboard believes that Darden delayed the Annual Meeting for 10 days to hastily select four highly questionable new “independent” nominees.
•
The incumbent nominees include two of the most tenured members of the Board, Michael Rose (19 years) and Maria Sastre (16 years), who have overseen many years of terrible performance, poor compensation practices, poor governance, and poor capital allocation (slide 46).

•	Ms. Sastre and Mr. Rose also oversaw massive investments in Red Lobster and Smokey Bones, which were later sold at what Starboard believes were rock bottom prices (slide 46).

Starboard does not believe shareholders should entrust to Darden’s proposed slate the critical task of hiring the next CEO and aligning his or her compensation with shareholders’ interests (slide 49).

•	3 of the 4 incumbent nominees were on the Compensation Committee that Glass Lewis has given a “D” grade for being “deficient in linking executive pay to corporate performance” (slide 47).
•	None of the Company’s proposed nominees appear to have any experience hiring an external CEO of a public company (slide 49).
•	Starboard’s director candidates, on the other hand, have collectively participated on public company boards that have recruited in excess of 30 external CEOs (slide 49).

Darden’s proposed Board is suboptimal, potentially dysfunctional, and not the right answer for shareholders.

Please vote on the WHITE proxy card to support the election of all 12 of Starboard’s highly qualified directors.

If you have any questions or require any assistance with your vote, please contact Okapi Partners LLC, which is assisting Starboard, at its address and toll-free numbers listed below.

For the full presentation, please visit http://tinyurl.com/TransformingDarden.

Please visit www.shareholdersfordarden.com for more information.  Vote the WHITE proxy card today!

If you have any questions, require assistance in voting your WHITE proxy card, or need additional copies of Starboard’s proxy materials,
please contact Okapi Partners at the phone numbers or email listed below.

OKAPI PARTNERS LLC
437 Madison Avenue, 28th Floor
New York, N.Y. 10022
(212) 297-0720
Shareholders Call Toll-Free at: (877) 285-5990
E-mail: info@okapipartners.com

About Starboard Value LP
Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

Okapi Partners
Bruce H. Goldfarb/Patrick McHugh
(212) 297-0720
(877) 285-5990 (Toll-Free)

Item 2: The following materials were posted by Starboard Value LP to www.shareholdersfordarden.com:

SHAREHOLDERS FOR DARDEN

How to Vote | Proposed Nominees | Materials for Shareholders | Press Releases & Letters | Contact

Press Releases & Letters

September 12, 2014

View

September 3, 2014

Believes Darden's reactive, last-minute decision to delay the Annual Meeting and propose a new slate is just another poorly conceived and suboptimal solution. Reiterates that Starboard's cohesive slate of highly qualified nominees represents by far the best outcome for Darden shareholders, with the best mix of complementary skill sets and a comprehensive turnaround plan to create value for the benefit for all shareholders.

View